Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT:
Investor Relations
T: +1-704-275-9113
E: IR@AltisourceAMC.com

Altisource Asset Management Corporation Provides Financial Update

CHRISTIANSTED, U.S. Virgin Islands, September 20, 2022 (GLOBE NEWSWIRE) - Altisource Asset Management Corporation (NYSE: AAMC) announced today that it has recognized approximately $1.1 million of total revenue in the first two months of the third quarter 2022. This is more than double the total revenue reported for the 2022 second quarter. This increase was driven primarily by the growth in our residential transitional (‘private credit”) loan portfolio to approximately $99 million at the end of August 2022. If the Company does not sell any loans prior to September 30, 2022, the Company estimates it will recognize approximately $1.8 million in total revenue for the third quarter of 2022.

“Despite the rising rate environment, we continue to see strong demand from borrowers for private credit loans and loans for investment properties which will provide financing to acquire both transitional and investment properties which we have recently begun originating. We are also pleased with this growth in revenue in the first two months of the quarter," said Chief Executive Officer Jason Kopcak. "While we do not plan to hold loans on balance sheet for an extended period of time, the loans provide the Company with a solid revenue base prior to their sale to investors."

About AAMC

AAMC is an alternative lending company that provides liquidity and capital to under-served markets. We also continue to assess opportunities that could potentially be of long-term benefit to shareholders such as Crypto-ATMs. Additional information is available at www.altisourceamc.com.

Forward-looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding management’s beliefs, estimates, projections, anticipations, and assumptions. These statements may be identified by words such as “anticipate,” “intend,” “expect,” “may,” “could,” “should,” “would,” “plan,” “estimate,” “target,” “seek,” “believe” and other expressions or words of similar meaning. We caution that forward-looking statements are qualified by the existence of certain risks and uncertainties that could cause actual results and events to differ materially from what is contemplated by the forward-looking statements.

The statements made in this press release are current as of the date of this press release only. The Company undertakes no obligation to publicly update or revise any forward-looking statements or any other information contained herein, whether as a result of new information, future events or otherwise.